SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                         POST-EFFECTIVE AMENDMENT NO. 1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         Commission File Number 0-26958
                                                -------

                       RICK'S CABARET INTERNATIONAL, INC.
                       ----------------------------------
        (Exact name of small Business Issuer as specified in its charter)

                  TEXAS                              76-0458229
                  -----                              ----------
      (State or other jurisdiction of     (IRS Employer Identification No.)
       incorporation or organization)

              505 NORTH BELT, SUITE 630
                    HOUSTON, TEXAS                      77060
                    --------------                      -----
        (Address of principal executive offices)      (Zip Code)

                                 (281) 820-1181
                                 --------------
                 Issuer's telephone number, including area code


                       1999 STOCK OPTION PLAN, AS AMENDED
                            (Full title of the plan)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                                       Proposed
                                        Proposed        Maximum
Title                   Amount          Maximum        Aggregate     Amount of
Securities to           to be        Offering Price    Offering     Registration
Be Registered (1)   Registered (2)   Per Share (1)     Price (1)      Fee (3)

Common Stock           500,000 (1)  $           2.50  $ 1,250,000  $  158.38  (3)
$.001 par value

(1) This registration statement covers common stock issuable pursuant to an Amendment to the 1999 Stock Option Plan, as approved by the shareholders on August 27, 2004 (the "Agreement").
(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Agreement by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the consideration which results in an increase in the number of registrant's outstanding shares of common stock.
(3) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended and is calculated on the average of the bid and asked price of the common stock as of September 17, 2004. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference ("Incorporated Documents"):

1. The Company's S-8 Registration Statement under File Number 333-32234 filed on March 10, 2000;
2. The Company's Annual Report filed on Form 10-KSB for the fiscal year ended September 30, 2003, as amended;
3. The Company's Quarterly Reports filed on Form 10-QSB for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004, as amended;
4.   The Company's Current Report filed on Form 8-K filed on September 17, 2004;
5.   All other reports filed by the Company with the Commission pursuant to
     Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since the end of the fiscal year ended September 30, 2003; and
6. The description of the Company's Common Stock which is contained in the Company's Form SB-2 Registration Statement, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") originally on October 11, 1995, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Axelrod, Smith & Kirshbaum, who has prepared this Registration Statement and Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented us in the past on certain legal matters. Mr. Axelrod presently owns 46,700 shares of our common stock. Otherwise, his entire relationship with us has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.


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
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Articles of Incorporation of the Company ("Articles") provide for indemnification of Directors and Officers in accordance with the Texas Business Corporation Act. Article Eight of the Articles provides as follows:

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or for which the person is found liable to the Corporation, (iii) under Article 2.41 of the Texas Business Corporation Act, or
(iv) for any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

     Article Nine of the Articles provides as follows:

     Section 9.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 9.2 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 9.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2., or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 9.4 Any indemnification under Sections 9.1 and 9.2 of this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he


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
has met the applicable standard of conduct set forth in Section 9.1 and 9.2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders in a vote that excludes the shares held by directors who are parties to such action, suit or proceeding.

     Section 9.5 Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent of his good faith belief that he has met the standard of conduct necessary for indemnification under Sections 9.1 and 9.2 and a written undertaking to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Nine.

     Section 9.6 The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article Nine shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to acting in another capacity while holding such office.

     Section 9.7 The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

     Section 9.8 For the purpose of this Article Nine, references to "the Corporation" shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Nine with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     Section 9.9 For purposes of this Article Nine, referenced to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article Nine.

     Section 9.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Nine shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 9.11 The provisions of this Article Nine: (i) are for the benefit of, and may be enforced by, each person entitled to indemnification hereunder, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Corporation and such person; and (ii) constitute a continuing offer to all present and future persons entitled to indemnification hereunder. The Corporation, by its filing of these Articles of Incorporation:
(a) acknowledges and agrees that each person entitled to indemnification hereunder has relied upon and will continue to rely upon the provisions of this Article Nine in accepting and serving in any of the capacities entitling such person to indemnification hereunder; (b) waives reliance upon, and all notices of acceptance of, such provisions by such persons; and (c) acknowledges and agrees that no present or future person entitled to indemnification hereunder shall be prejudiced in such person's right to enforce the provisions of this Article Nine in accordance with their terms by any act or failure to act on the part of the Corporation.

     Section 9.12 No amendment, modification, or repeal of this Article Nine or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present or future person entitled to indemnification hereunder to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such person, under and in accordance with the provisions of this Article Nine as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

     The foregoing discussion of the Company's Articles and of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such Articles and statutes, respectively.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Number        Description

5.1       Legal Opinion of Axelrod, Smith and Kirshbaum PC. (with consent).

10.1 Amendment to 1999 Stock Option Plan (approved by the shareholders on August 27, 2004).

23.1      Consent of Independent Registered Public Accounting Firm.


ITEM  9.  UNDERTAKINGS.

(1)  The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of September 2004.

RICK'S CABARET INTERNATIONAL, INC.

By /s/ Eric Langan
   ---------------
Eric Langan
CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER
AND ACTING CHIEF FINANCIAL OFFICER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                              Title                      Date


By /s/ Eric Langan         Chairman, Director, President,  September 20, 2004
-------------------------  Chief Executive Officer and
Eric Langan                Acting Chief Financial Officer

By /s/ Travis Reese        Director and Vice President     September 20, 2004
-------------------------
Travis Reese

By /s/ Robert Watters      Director                        September 21, 2004
-------------------------
Robert Watters

By /s/ Alan Bergstrom      Director                        September 20, 2004
-------------------------
Alan Bergstrom

By /s/  Steven L. Jenkins  Director                        September 21, 2004
-------------------------
Steven L. Jenkins

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